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                                                                    Exhibit 99.1

FREMONT, Calif., May 14 ChipPAC Raises 2Q02 Guidance -- ChipPAC, Inc. (Nasdaq:
CHPC, news, msgs), one of the world's largest and most diversified providers of semiconductor packaging, test and distribution services, today raised guidance for the second quarter ending June 30, 2002.

The Company now expects it will achieve sequential revenue growth of 15-20%, or revenues of $91 million to $95 million, for the second quarter 2002, up from initial guidance of 12-15% provided on May 1, 2002. Due to the increased revenue expectations, pricing stability and continued margin improvements, the Company believes its net loss for the second quarter will be narrower than initial guidance. ChipPAC now expects to report an improved net loss in the range of ($0.05) to ($0.07) per diluted share compared to initial guidance of ($0.07) to ($0.09) per diluted share.

Dennis McKenna, Chairman and Chief Executive Officer of ChipPAC, Inc. commented, "Revenues are tracking ahead of the higher levels we achieved last quarter due to increased customer demand and select pricing increases. Die receipt levels are running ahead of forecast at our global facilities giving us added confidence that rebounding volume levels are sustainable. This translates into nearly a 20% unit volume improvement from the prior quarter. The improvements combined with our operating leverage enabled us to generate an operating profit in March and April. We expect this trend to continue, giving us a quarterly operating profit for the current second quarter, a full quarter ahead of our initial plan."

     About ChipPAC, Inc.

ChipPAC is a full-portfolio provider of semiconductor packaging design, assembly, test and distribution services. The company combines a history of innovation and service with more than a decade of experience satisfying some of the largest customers in the industry. With advanced process technology capabilities and a global manufacturing presence spanning Korea, China, Malaysia and the United States, ChipPAC has a reputation for providing dependable, high quality packaging solutions. For more information, visit the company's Web site at www.chippac.com.

     CONTACT:

     David Pasquale, 646-536-7006, or Jim Olecki, 646-536-7021

     Both of The Ruth Group, www.TheRuthGroup.com

     Forward-Looking Statements

This press release includes forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995, which are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These forward-looking statements include statements relating to ChipPAC's revenue and earnings (loss) per share expectations for the second quarter ended June 30, 2002, that demand for its products is improving, that the company is experiencing improved financial strength and liquidity, with solid position for long-term revenue growth and positive operating margin in the second quarter of this year, and that the overall strength of the company's competitive position is improving. Some of these risks and uncertainties are detailed in

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documents filed with the Securities and Exchange Commission, and include, but may not necessarily be limited to general economic and political uncertainty, fluctuations in customer demand, raw material costs, exchange rates, timing and success of new product and service introductions, competitive conditions in the semiconductor foundry industry, strength of the Company's customers, the ongoing quality of the company's services, and the ability of the company's principal suppliers to provide materials and equipment on a timely and cost competitive basis. Additional risks and uncertainties are discussed in Exhibit 99.1 (Risk Factors) to our annual report on Form 10-K for the period ended December 31, 2001. The company undertakes no obligation to update the information in this press release.

SOURCE ChipPAC, Inc.

CONTACT: David Pasquale, +1-646-536-7006, or Jim Olecki, +1-646-536-7021, Both of The Ruth Group

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